HSBC USA INC. $6,004,000 Buffered Enhanced Market Participation Notes Linked to the Russell 2000® Index
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
March 9, 2009

PRICING SUPPLEMENT
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
 Product Supplement dated November 6, 2008
and Prospectus Addendum dated December 12, 2007))

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and the prospectus.  The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are 20% principal protected, and you may lose up to 80% of your initial investment.

This pricing supplement relates to an offering of notes. The purchaser of a note will acquire a security linked to the reference asset described below. Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap	Issue Amount	Agent’s Discount or Commission Per Note / Total (1)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(2)	Maturity Date(3)
Russell 2000® Index (RTY)	300%	23.30%	$6,004,000.00	0.15% / $9,006.00	99.85% / $5,994,994.00	4042K0VZ5 / US4042K0VZ55	April 6, 2010	April 13, 2010
(1) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(2) The final valuation date is subject to adjustment as described herein.
(3) Expected. The maturity date will be 5 business days after the final valuation date and is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	March 6, 2009
•	Pricing Date:	March 6, 2009
•	Original Issue Date:	March 13, 2009
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date that is based on the final return (as described below):
- If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum cap;
- If the final return is between 0.00% and -20.00%, inclusive, you will receive 100% of the principal amount; and

- If the final return is less than -20.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%.  For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the principal amount.

•	Final Return:	The quotient, expressed as a percentage, of (i) the ending level minus the starting level divided by (ii) the starting level, expressed as a formula:

•	Starting Level:	351.05, representing the official closing level of the reference asset as determined by the calculation agent on the pricing date.
•	Ending Level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.
•	Official Closing Level:
The official closing level of the reference asset on any scheduled trading day (as defined herein) as determined by the calculation agent and displayed on Bloomberg Professional® service page “RTY <INDEX>”.

•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PR-4 of this document, page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this pricing supplement in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Buffered Enhanced Market Participation Notes Linked to the Russell 2000® Index	$6,004,000.00	$235.96

(4) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

HSBC SECURITIES (USA) INC. March 9, 2009

SUMMARY

General Terms

This pricing supplement relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007, and the product supplement dated November 6, 2008.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-4 of this pricing supplement, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, product supplement and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, product supplement and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:
•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420408061482/v130941_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Settlement

We expect that the delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this pricing supplement, which will be the fifth business day following the trade date of the notes (the settlement cycle being referred to as “T+5”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•	If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:

(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum cap;

•	If the final return is between 0.00% and -20.00%, inclusive, you will receive the principal amount; and

•
If the final return is less than -20.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%.  For example, if the final return is -30.00%, you will suffer a 10.00% loss and receive 90.00% of the principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Sponsor,

Russell Investment Group is the reference sponsor.

INVESTOR SUITABILITY
The notes may be suitable for you if:
♦    You believe the level of the reference asset will increase moderately—meaning that you believe the level of the reference asset will increase over the term of the notes, but do not believe such increase is likely to exceed the maximum cap.
♦    You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.
♦    You are willing to invest in the notes given that the return on the notes (as magnified by the upside participation rate) is subject to the maximum cap.
♦    You are willing to forego dividends paid on the stocks included in the reference asset.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the notes to maturity.

The notes may not be suitable for you if:
♦    You believe the level of the reference asset will decrease over the term of the notes, or you believe the product of the final return of the reference asset multiplied by the upside participation rate will be greater than the maximum cap.
♦    You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -20.00%.
♦    You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.
♦    You prefer to receive the dividends paid on any stocks included in the reference asset.
♦    You seek current income from this investment.
♦    You are unable or unwilling to hold the notes to maturity.
♦    You seek an investment for which there will be an active secondary market.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the product supplement.  Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, product supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the final return of the reference asset is below -20.00%.  In that event, you will lose 1.00% of the principal amount for each percentage point that the final return is below -20.00%.  Accordingly, you may lose up to 80.00% of your initial investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum possible return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

One of our affiliates intends to offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset.  The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset.  Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Uncertain Tax Treatment.

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its starting level.  We cannot predict the ending level of the reference asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.  These examples assume the notes are held to maturity, a starting level of 351.05, a maximum cap of 23.30%, an upside participation rate of 300% and that if the final return is below -20.00%, investors will lose 1.00% of the principal amount of their notes for each percentage point that the final return is below -20.00%.

Example 1:  The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

Reference Asset
Starting Level	351.05
Ending Level	421.26
Final Return	20.00%
Final Return x Upside Participation Rate:	60.00%
Maximum Cap:	23.30%
Cash Settlement Value:	$1,233.00

Here, the final return is 20.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 23.30%.  Therefore, the notes would pay $1,233.00 at maturity.

Example 1 shows that you are assured the return of your principal investment when the ending level is greater than the starting level for the reference asset.  Example 1 also illustrates that if the product of the final return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to the stated maximum cap.

Example 2:  The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Starting Level	351.05
Ending Level	368.60
Final Return	5.00%
Final Return x Upside Participation Rate:	15.00%
Maximum Cap:	23.30%
Cash Settlement Value:	$1,150.00

Here, the final return is 5.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 5.00% multiplied by 300.00%.  Therefore, the notes would pay $1,150.00 at maturity.

Example 2 illustrates how a positive final return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

Example 3:  The final return is moderately negative over the term of the notes.

Reference Asset
Starting Level	351.05
Ending Level	315.95
Final Return:	-10.00%
Cash Settlement Value:	$1,000.00

Here, the final return is -10.00%.

Because the final return is between 0.00% and -20.00%, inclusive, you will receive a cash settlement value equal to the principal amount of the notes.  Accordingly, the cash settlement value in this example would equal $1,000.

Example 3 shows that you are assured the return of your principal investment where the level of the reference asset declines by no more than 20.00% over the term of the notes.  Nonetheless, the receipt of only the principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

Example 4:  The final return is significantly negative over the term of the notes.

Reference Asset
Starting Level	351.05
Ending level	210.63
Final Return:	-40.00%
Cash Settlement Value:	$800.00

Here, the final return is -40.00%.

Because the final return is less than -20.00%, you would lose 1.00% of the principal amount of your notes for each percentage point that the final return is below -20.00%.  Accordingly, at maturity, the cash settlement value would be equal to $800.00, and you would suffer a loss of 20.00% of your principal amount.

Example 4 shows that you may lose up to 80.00% of the principal amount of your notes if the final return is less than -20.00%.

Sensitivity Analysis – Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 investment in notes for a hypothetical range of performance for the final return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:
•	Principal Amount:	$10,000
•	Upside Participation Rate:	300.00%
•	Maximum Cap	23.30%

Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300.00%	23.30%	$12,330
90.00%	300.00%	23.30%	$12,330
80.00%	300.00%	23.30%	$12,330
70.00%	300.00%	23.30%	$12,330
60.00%	300.00%	23.30%	$12,330
50.00%	300.00%	23.30%	$12,330
40.00%	300.00%	23.30%	$12,330
30.00%	300.00%	23.30%	$12,330
20.00%	300.00%	23.30%	$12,330
10.00%	300.00%	23.30%	$12,330
5.00%	300.00%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	0.00%	$10,000
-10.00%	N/A	0.00%	$10,000
-20.00%	N/A	0.00%	$10,000
-30.00%	N/A	-10.00%	$9,000
-40.00%	N/A	-20.00%	$8,000
-50.00%	N/A	-30.00%	$7,000
-60.00%	N/A	-40.00%	$6,000
-70.00%	N/A	-50.00%	$5,000
-80.00%	N/A	-60.00%	$4,000
-90.00%	N/A	-70.00%	$3,000
-100.00%	N/A	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE REFERENCE ASSET

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the securities comprising the reference asset.  All disclosures contained in this pricing supplement regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this pricing supplement.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Russell 2000® Index

We have derived all information relating to RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  Such information reflects the policies of and is subject to change by Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of RTY at any time.

RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•
Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

•
“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

•
Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

•
When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

•
Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

•
Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

•
Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell Investment Group

We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the notes.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the notes.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the notes.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the notes.  The use of and reference to RTY in connection with the notes have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of the reference asset for each quarter in the period from January 1, 2005 through December 31, 2008 and for the period from January 2, 2009 through March 6, 2009.  The closing level of the reference asset on March 6, 2009 was 351.05.  We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us.  Historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the level of the reference asset will increase relative to the starting level during the term of the notes.
Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	654.30	603.75	615.07
June 30, 2005	648.19	570.03	639.66
September 30, 2005	688.51	638.93	667.80
December 30, 2005	693.63	614.76	673.22
March 31, 2006	767.16	666.58	765.14
June 30, 2006	784.62	669.88	724.67
September 30, 2006	738.16	668.58	725.59
December 31, 2006	801.01	712.17	787.66
March 30, 2007	830.01	760.06	800.71
June 29, 2007	856.39	798.17	833.70
September 30, 2007	856.48	736.00	805.45
December 31, 2007	852.06	734.40	766.03
March 31, 2008	768.46	643.28	687.97
June 30, 2008	763.27	684.88	689.66
September 30, 2008	764.38	647.37	679.58
December 31, 2008	679.57	371.26	499.45
January 2, 2009 through March 6, 2009	519.18	343.14	351.05

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $6,004,000 Buffered Enhanced Market Participation Notes Linked to the Russell 2000® Index March 9, 2009 PRICING SUPPLEMENT
TABLE OF CONTENTS
Pricing Supplement
Summary	PR-2
Reference Sponsor	PR-3
Investor Suitability	PR-3
Risk Factors	PR-4
Illustrative Examples	PR-5
Description of the Reference Asset	PR-9
Certain U.S. Federal Income Tax Considerations	PR-12
Certain ERISA Considerations	PR-12
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59